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                                                  Exhibit (23)




                 INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Report on Form 11-K of our reports dated February 17, 1995, March 9, 1995 as to the agreement to acquire the minority interest in Pacific Telecom, Inc. described in Note 1 (which expresses an unqualified opinion and includes an explanatory paragraph relating to changes adopted in accounting for income taxes and other postretirement benefits), appearing in and incorporated by reference in your Annual Report on Form 10-K of PacifiCorp for the year ended December 31, 1994.



DELOITTE & TOUCHE LLP
Portland, Oregon

April 27, 1995